Convenience Translation I. Claim Requirements 1. An Executive Board member shall have a claim for payments pursuant to section II if the company is taken over by means of 1.1 a Company shareholder giving notice pursuant to § 21 of the German Securities Trading Act (WpHG) that he, including any votes which are attributable to him under § 22 of the German Securities Trading Act, owns more than 50 % of the voting rights in the Company; or 1.2 a shareholder acquiring a share of the voting rights in the Company which, along with the voting rights attributable to him under § 22 of the German Securities Trading Act, gives him a majority of votes equalling more than 50 % of the entitled votes represented by the share capital of the Company attending an annual shareholder meeting or would have represented a majority of votes in the last annual shareholder meeting; or 1.3 a control agreement pursuant to § 291 of the German Stock Corporation Act (AktG) being concluded with the Company as the subsidiary ; or 1.4 the Company becoming integrated into another company pursuant to §§ 319 et seq. of the German Stock Corporation Act; or 1.5 the Company being merged pursuant to § 2 of the German Reorganization Act (UmwG) with another legal entity unless the value of the other legal entity as shown by the agreed exchange ratio is less than 50 % of the Compan and the Employment Agreement of the Executive Board member is prematurely terminated due to the fact that within nine months following a takeover under

Page 2 Protection in the Event of a Takeover circumstances set out in nos. 1.1 through 1.5 the Employment Agreement is mutually agreed to be terminated or the term of the Employment Agreement expires and is not renewed or the Executive Board member terminates the Employment Agreement pursuant to no. 2. 2. An Executive Board member is entitled to give notice of termination of his Employment Agreement in writing up within nine months following a takeover pursuant to no. 1. Such notice shall have a period of six months expiring at the end of the month. This right to give notice of termination does not apply if the office of the Executive Board member is not materially affected by the takeover. The Executive Board member shall carry the burden of proof for factual circumstances which render his office as materially affected by the takeover. Termination of the Employment Agreement is only valid if the terminated Executive Board member also resigns from his Executive Board office effective as of termination of the Employment Agreement. II. Payments If the Employment Agreement of an Executive Board member is terminated under section I, the following applies: 1. The Executive Board member is entitled to the settlement payment pursuant to § 14 (1) of the Employment Agreement. 2. In addition, the Executive Board member shall be entitled to an additional settlement payment, which shall amount to one annual compensation as calculated in accordance with the calculation method set out in § 14 (2) (b) of the Employment Agreement. Such additional settlement payment shall not be granted if at the time of the termination of the Employment Agreement the Executive Board member did not hold office for at least three years or if, upon termination of his Employment Agreement, he was not 52 years old or was 63 years or more than 63 years old. Any compensation payment owed in accordance with § 11 (2) of the Employment Agreement shall be offset against such additional settlement payment.

Page 3 Protection in the Event of a Takeover 3. If the Executive Board member receives any compensation directly or indirectly in connection with the takeover from the majority shareholder, the controlling company, or the other legal entity, the full amount of such compensation shall be offset against payments under this section II. III. Share Option Program As to the participation in a Long Term Incentive Plan adopted by the Company, in the event of a takeover of the Company the rights of the Executive Board members will be based on the respective plan conditions. ......................, ..................... ....................., . ..................... (City) (Date) (City) (Date) Supervisory Board Chairman Contractual Partner of Linde Aktiengesellschaft